Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES REPORTS THIRD QUARTER 2017 REVENUES AND EARNINGS

	Three Months Ended September 30,			Nine Months Ended September 30,
(In thousands, except per share amounts)	2017	2016	% Change	2017	2016	% Change
Total revenues	$528,643	$508,676	4%	$1,549,372	$1,490,159	4%
Trucking revenues, net of fuel surcharge	351,114	336,673	4%	1,029,036	1,008,738	2%
Werner Logistics revenues	104,568	109,459	(4)%	305,225	310,001	(2)%
Operating income	35,874	29,074	23%	98,759	91,114	8%
Net income	22,517	18,920	19%	61,755	57,318	8%
Earnings per diluted share	0.31	0.26	19%	0.85	0.79	8%

OMAHA, NEBRASKA, October 19, 2017 - Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, reported revenues and earnings for the third quarter ended September 30, 2017. Earnings per diluted share were $0.31 for third quarter 2017 compared to earnings per diluted share of $0.26 for third quarter 2016. Earnings per diluted share in third quarter 2016 included a gain on the sale of real estate of $6.5 million, or six cents per share, and $3.4 million of losses on equipment sales, or three cents per share.

Third quarter 2017 freight demand in our One-Way Truckload fleet improved throughout the quarter. In July and August 2017, freight trended better than normal and meaningfully better than the challenging freight market of third quarter 2016. As we moved into September, the freight market strengthened further due in part to the significant disruption caused by two major hurricanes in south Texas and Florida. These catastrophic weather events resulted in short-term costs in September due to out-of-route miles, higher fuel costs, equipment issues, and driver domicile issues; additionally, the multiple days of school closings at our Florida-based driving schools negatively impacted our driver hiring. At the same time, these events improved spot market pricing and further widened the positive gap between demand and capacity, which better positions the freight and contractual rate markets going forward. Freight volumes thus far in October 2017 have been seasonally better than normal.

Average revenues per tractor per week increased 2.9% in third quarter 2017 compared to third quarter 2016 due to a 3.4% increase in average revenues per total mile and a 0.5% decrease in average miles per truck.

Freight metrics have improved, and we have increasing confidence that contractual rates will strengthen over the next few quarters, particularly noting the improving freight market conditions and the expected

Werner Enterprises, Inc. - Release of October 19, 2017

tightening of supply when the electronic hours of service mandate for the trucking industry becomes effective on December 18, 2017.

In third quarter 2017, we averaged 7,314 trucks in service in the Truckload Transportation Services (Truckload) segment and 48 intermodal drayage trucks in the Werner Logistics segment. We ended third quarter 2017 with 7,375 trucks in the Truckload segment, a year-over-year increase of 200 trucks and a sequential increase of 60 trucks. Our Dedicated unit ended third quarter 2017 with 3,955 trucks (or 54% of our total Truckload segment fleet) compared to 3,825 trucks at the end of third quarter 2016.

In 2015 and 2016, we invested nearly $1 billion of capital expenditures (before sales of equipment) primarily to reduce the average age of our trucks and trailers. Our investment in newer trucks and trailers improves our driver experience, raises operational efficiency and helps us to better manage our maintenance, safety and fuel costs. We intend to maintain our newer fleet age of trucks and trailers. The average age of our truck fleet was 1.9 years as of September 30, 2017. Net capital expenditures in the first nine months of 2017 were $121 million compared to $294 million in the first nine months of 2016. For the full year of 2017, we expect net capital expenditures to be in the range of $175 million to $225 million.

The driver recruiting market became more challenging. Several ongoing market factors persist including a declining number of, and increased competition for, driver training school graduates, an historically low national unemployment rate, aging truck driver demographics and increased truck safety regulations. We proactively took many significant actions in the last two years to strengthen our driver recruiting and retention to make Werner the preferred choice for the best drivers, including raising driver pay, lowering the age of our truck fleet, installing safety and training features on all new trucks, investing in our driver training schools and collaborating with customers to improve or eliminate unproductive freight. Our driver turnover rate once again improved, achieving the lowest third quarter rate in 19 years.

Gains on sales of assets were $2.2 million in third quarter 2017. This compares to gains on sales of assets of $3.1 million in third quarter 2016, which included a $6.5 million real estate gain and $3.4 million of losses on equipment sales. In third quarter 2017, we sold fewer trucks and fewer trailers than in third quarter 2016. We realized average gains per truck in third quarter 2017 compared to average losses in third quarter 2016 and realized lower average gains per trailer in third quarter 2017 compared to third quarter 2016. The used truck pricing market remained difficult in third quarter 2017 due to a higher than normal supply of used trucks in the market and low buyer demand. Gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

Diesel fuel prices were 26 cents per gallon higher in third quarter 2017 than in third quarter 2016 and were 15 cents per gallon higher than in second quarter 2017. For the first 19 days of October 2017, the average diesel fuel price per gallon was 25 cents higher than the average diesel fuel price per gallon in the same period of 2016 and 30 cents higher than in fourth quarter 2016. The components of our total fuel cost consist of and are recorded in our income statement as follows: (i) Fuel (fuel expense for company trucks excluding federal and state fuel taxes); (ii) Taxes and Licenses (federal and state fuel taxes); and (iii) Rent and Purchased Transportation (fuel component of our independent contractor costs, including the base cost of fuel and additional fuel surcharge reimbursement for costs exceeding the fuel base).

To provide shippers with additional sources of managed capacity and network analysis, we continue to develop our non-asset based Werner Logistics segment. Werner Logistics includes Brokerage, Freight Management, Intermodal, Werner Global Logistics (International) and Werner Final Mile.

Werner Enterprises, Inc. - Release of October 19, 2017

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
Werner Logistics (amounts in thousands)	$	%	$	%	$	%	$	%
Operating revenues	$104,568	100.0	$109,459	100.0	$305,225	100.0	$310,001	100.0
Rent and purchased transportation expense	89,507	85.6	91,695	83.8	259,277	84.9	255,954	82.6
Gross margin	15,061	14.4	17,764	16.2	45,948	15.1	54,047	17.4
Other operating expenses	13,743	13.1	12,870	11.7	39,296	12.9	37,545	12.1
Operating income	$1,318	1.3	$4,894	4.5	$6,652	2.2	$16,502	5.3

In third quarter 2017, Werner Logistics revenues decreased $4.9 million, or 4%, and operating income dollars decreased $3.6 million, or 73%, compared to third quarter 2016. The Werner Logistics gross margin percentage in third quarter 2017 of 14.4% decreased 183 basis points compared to the gross margin percentage of 16.2% in third quarter 2016. The Werner Logistics operating income percentage in third quarter 2017 of 1.3% decreased 321 basis points from third quarter 2016 of 4.5%. Tighter carrier capacity in third quarter 2017 compared to third quarter 2016 resulted in higher purchased transportation costs causing the lower gross margin and operating income percentages.

In third quarter 2017, Werner Logistics achieved solid revenue growth year over year in our truck brokerage solution, while our intermodal and international solutions had lower revenues due to more challenging market conditions. As previously disclosed, a large Werner Logistics Freight Management customer (5.5% of Werner Logistics revenues in third quarter 2016) that was acquired in 2015 transitioned to their parent company’s transportation platform mid-quarter during first quarter 2017. We continue to see strong customer acceptance of the value of the Werner Logistics portfolio of service offerings, particularly as the market strengthens and shippers tend to consolidate their logistics business with the stability of larger asset-backed logistics providers.

Comparisons of the operating ratios for the Truckload segment (net of fuel surcharge revenues of $50.2 million and $42.0 million in third quarters 2017 and 2016, respectively, and $147.6 million and $111.0 million in the year-to-date 2017 and 2016 periods, respectively) and the Werner Logistics segment are shown below.

	Three Months Ended September 30,			Nine Months Ended September 30,
Operating Ratios	2017	2016	Difference	2017	2016	Difference
Truckload Transportation Services	90.5%	94.2%	(3.7)%	91.1%	92.7%	(1.6)%
Werner Logistics	98.7%	95.5%	3.2%	97.8%	94.7%	3.1%

Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the Truckload segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period. The Truckload segment’s operating ratios for third quarter 2017 and third quarter 2016 are 91.7% and 94.8%, respectively, and for year-to-date 2017 and 2016 are 92.2% and 93.4%, respectively, when fuel surcharge revenues are reported as revenues instead of a reduction of operating expenses.

Our financial position remains strong. As of September 30, 2017, we had $75 million of debt outstanding and over $1 billion of stockholders’ equity.

Werner Enterprises, Inc. - Release of October 19, 2017

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2017		2016		2017		2016
	$	%	$	%	$	%	$	%
Operating revenues	$528,643	100.0	$508,676	100.0	$1,549,372	100.0	$1,490,159	100.0
Operating expenses:
Salaries, wages and benefits	170,238	32.2	162,862	32.0	500,620	32.3	479,298	32.2
Fuel	50,266	9.5	40,638	8.0	140,551	9.1	112,034	7.5
Supplies and maintenance	41,986	7.9	41,027	8.1	120,276	7.8	130,559	8.8
Taxes and licenses	21,671	4.1	21,540	4.2	64,095	4.1	64,353	4.3
Insurance and claims	20,669	3.9	19,106	3.8	60,336	3.9	59,384	4.0
Depreciation	53,578	10.1	51,781	10.2	162,619	10.5	152,849	10.3
Rent and purchased transportation	126,087	23.9	133,876	26.3	377,146	24.3	379,155	25.4
Communications and utilities	4,199	0.8	4,206	0.8	12,158	0.8	12,110	0.8
Other	4,075	0.8	4,566	0.9	12,812	0.8	9,303	0.6
Total operating expenses	492,769	93.2	479,602	94.3	1,450,613	93.6	1,399,045	93.9
Operating income	35,874	6.8	29,074	5.7	98,759	6.4	91,114	6.1
Other expense (income):
Interest expense	492	0.1	749	0.1	1,892	0.1	1,839	0.1
Interest income	(766)	(0.1)	(1,055)	(0.2)	(2,556)	(0.1)	(3,154)	(0.2)
Other	88	—	46	—	293	—	148	—
Total other expense (income)	(186)	—	(260)	(0.1)	(371)	—	(1,167)	(0.1)
Income before income taxes	36,060	6.8	29,334	5.8	99,130	6.4	92,281	6.2
Income taxes	13,543	2.5	10,414	2.1	37,375	2.4	34,963	2.4
Net income	$22,517	4.3	$18,920	3.7	$61,755	4.0	$57,318	3.8

Diluted shares outstanding	72,601		72,406		72,517		72,364
Diluted earnings per share	$0.31		$0.26		$0.85		$0.79

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Truckload Transportation Services	$407,566	$384,312	$1,196,071	$1,136,478
Werner Logistics	104,568	109,459	305,225	310,001
Other (1)	16,020	14,804	47,257	43,148
Corporate	593	313	1,539	1,300
Subtotal	528,747	508,888	1,550,092	1,490,927
Inter-segment eliminations (2)	(104)	(212)	(720)	(768)
Total	$528,643	$508,676	$1,549,372	$1,490,159

Operating Income
Truckload Transportation Services	$34,009	$19,846	$93,511	$74,971
Werner Logistics	1,318	4,894	6,652	16,502
Other (1)	1,001	(1,191)	605	(4,964)
Corporate	(454)	5,525	(2,009)	4,605
Total	$35,874	$29,074	$98,759	$91,114

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of October 19, 2017

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Truckload Transportation Services segment
Average percentage of empty miles	12.53%	12.55%	(0.2)%	12.40%	13.08%	(5.2)%
Average trip length in miles (loaded)	469	468	0.2%	469	466	0.6%
Average tractors in service	7,314	7,216	1.4%	7,261	7,291	(0.4)%
Average revenues per tractor per week (1)	$3,693	$3,589	2.9%	$3,634	$3,547	2.4%
Total trailers (at quarter end)	22,435	22,655		22,435	22,655
Total tractors (at quarter end)
Company	6,700	6,355		6,700	6,355
Independent contractor	675	820		675	820
Total tractors	7,375	7,175		7,375	7,175

Werner Logistics segment
Average tractors in service	48	75		53	71
Total trailers (at quarter end)	1,655	1,590		1,655	1,590
Total tractors (at quarter end)	47	86		47	86

(1) Net of fuel surcharge revenues.

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Capital expenditures, net	$55,130	$33,488	$121,105	$294,014
Cash flow from operations	44,487	30,153	216,948	201,175
Return on assets (annualized)	5.2%	4.4%	4.7%	4.6%
Return on equity (annualized)	8.6%	7.8%	8.1%	8.0%

Werner Enterprises, Inc. - Release of October 19, 2017

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	September 30, 2017	December 31, 2016
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$10,733	$16,962
Accounts receivable, trade, less allowance of $8,410 and $9,183, respectively	279,716	261,372
Other receivables	27,028	15,168
Inventories and supplies	11,624	12,768
Prepaid taxes, licenses and permits	6,935	15,374
Income taxes receivable	6,538	21,497
Other current assets	38,898	29,987
Total current assets	381,472	373,128

Property and equipment	2,078,229	2,109,991
Less – accumulated depreciation	758,331	747,353
Property and equipment, net	1,319,898	1,362,638

Other non-current assets	61,571	57,237
Total assets	$1,762,941	$1,793,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Checks issued in excess of cash balances	$3,538	$—
Accounts payable	72,343	66,618
Current portion of long-term debt	—	20,000
Insurance and claims accruals	84,436	83,404
Accrued payroll	31,029	26,189
Other current liabilities	22,938	18,650
Total current liabilities	214,284	214,861

Long-term debt, net of current portion	75,000	160,000
Other long-term liabilities	14,321	16,711
Insurance and claims accruals, net of current portion	107,230	113,875
Deferred income taxes	301,199	292,769

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 72,334,476 and 72,166,969 shares outstanding, respectively	805	805
Paid-in capital	103,296	101,035
Retained earnings	1,131,805	1,084,796
Accumulated other comprehensive loss	(13,378)	(16,917)
Treasury stock, at cost; 8,199,060 and 8,366,567 shares, respectively	(171,621)	(174,932)
Total stockholders’ equity	1,050,907	994,787
Total liabilities and stockholders’ equity	$1,762,941	$1,793,003

Werner Enterprises, Inc. - Release of October 19, 2017

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico, China and Australia. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.